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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the Appropriate Box:

    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6[c][2])
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

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                             STAGE II APPAREL CORP.
                (Name of Registrant as Specified in its Charter)
                                      and
                    (Name of Person Filing Proxy Statement)

   (Name of Persons Filing Proxy Statement if other than the Registrant)--N/A

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Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11

/ /  Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                             STAGE II APPAREL CORP.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 27, 1999

To Our Shareholders:

    The Annual Meeting of Shareholders of Stage II Apparel Corp. (the "Company") will be held at the offices of Mahoney Cohen & Co., CPA, P.C., at 111 West 40(th) Street, 12(th) Floor, New York, New York at 9:00 a.m. on Thursday, May 27, 1999. The shareholders will be asked to vote on the following:

1. To elect two Class II directors of the Company for a term expiring at its 2001 annual meeting of shareholders.

2.  To approve an incentive stock option plan; and

3. To act upon any other matters that may be properly brought before the meeting or any adjournment.

    Shareholders of record at the close of business on April 29, 1999 are entitled to this notice and to vote at the meeting. If you do not expect to attend the meeting in person, please complete, date and sign the enclosed proxy card and return it in the accompanying envelope at your earliest convenience. If you attend the meeting, you may vote either in person or by your proxy. The Company values your opinion and encourages your participation. The enclosed proxy is being solicited by the Board of Directors.

                                          Richard Siskind,

                                          President and Chief Executive Officer

New York, New York

April 29, 1999

                                PROXY STATEMENT
                                ---------------

                             STAGE II APPAREL CORP.
                                 1385 BROADWAY
                               NEW YORK, NY 10018

                            ------------------------

                      1999 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 27, 1999

                               PROXY SOLICITATION

    This Proxy Statement is furnished on behalf of the Board of Directors (the "Board") of Stage II Apparel Corp. (the "Company") for soliciting proxies to be voted at the Company's 1999 Annual Meeting of Shareholders on May 27, 1999 or any adjournment. The meeting will be held at 9:00 a.m. at the offices of Mahoney Cohen & Co, CPA, P.C., 111 West 40(th) Street, 12(th)Floor, New York, New York 10018.

    All properly executed proxies received prior to the meeting will be voted in accordance with the instructions marked on the proxy cards. If no instructions are made, the shares will be voted "for" the election of the nominees to the Board and "for" the approval of an incentive stock option plan. See "Election of Directors" and "Approval of Stock Option Plan." The Company knows of no other business to be presented for consideration at the meeting. If any other matter is properly presented, the proxy holders will have discretionary authority to vote in accordance with their best judgment. A shareholder giving a proxy may revoke it at any time by giving written notice to the Secretary of the Company before it is voted, by executing a proxy bearing a later date or by attending the meeting and voting in person.

    This Proxy Statement and related proxy card, together with a copy of the Company's 1998 Annual Report on Form 10-K (the "Annual Report"), are being mailed to shareholders on or about April 30, 1999. Upon request, additional proxy materials will be furnished without cost to brokers and other nominees for forwarding to beneficial owners of shares held in their names. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company, without additional compensation, by personal interview, telephone or otherwise.

                         SHAREHOLDERS ENTITLED TO VOTE

    Shareholders of record as of the close of business on April 29, 1999 are entitled to notice of and to vote at the meeting. As of that date, the Company had outstanding 3,903,267 shares of its common stock ("Common Stock"). On all matters submitted to the shareholders of the Company, each share of Common Stock entitles the holder to one vote. Cumulative voting is not allowed in the election of directors or for any other purpose. The Company's bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitute a quorum at the meeting.

                                   BACKGROUND

    In May 1998, the Company and three of its founders (the "Founders") completed the transactions (the "Change of Control Transactions") contemplated by a Stock Purchase Agreement with Richard Siskind, the principal shareholder and CEO of several companies engaged in various segments of the apparel industry. The Change of Control Transactions included the Founders' sale to Mr. Siskind of 1.9 million shares (the "Control Shares") of Common Stock, representing 48.7% of the Common Stock outstanding as of the date of this Proxy Statement. See "Principal Shareholders." In consideration for the Control Shares, Mr. Siskind arranged for the Founders' release from their guarantees of the Company's indebtedness to its factor and their receipt of options to reacquire a total of 1.5 million Control Shares from Mr. Siskind at exercise prices ranging from $.50 to $1.50 per share (the "Founders Options"). Later in 1998, Founder Options for 1.35 million Control Shares were acquired from the Founders by Jon Siskind, an officer and director of the Company.

    The Change of Control Transactions also included (a) the Company's issuance to Mr. Siskind of options to purchase up to 1.5 million shares of Common Stock on the same terms as the Founders Options, exercisable only to the extent the Founders Options are exercised (the "Mirror Options"), (b) the reconstitution of the Board with designees of Mr. Siskind, (c) the addition of a new management team headed by Mr. Siskind and (d) the arrangement by Mr. Siskind of a new credit facility for the Company. In addition, in lieu of a market rate salary, Mr. Siskind received options to purchase 900,000 shares of Common Stock at $.75 per share under a nonqualified plan approved by the shareholders at the 1998 annual meeting (the "NSO Plan"). See "Executive Compensation--Stock Options."

                       PROPOSAL 1--ELECTION OF DIRECTORS

GENERAL

    The Board is divided into two classes. Two Class II directors are to be elected at the 1999 Annual Meeting to serve for a two-year term expiring at the 2001 annual meeting of shareholders or until their successors are chosen and have qualified. Information about of Class II nominees is provided below under the caption "Nominees," and information about the incumbent Class I directors is included under the caption "Other Members of the Board."

    Except where authority to vote for one or more nominees is withheld, the designated proxy holders will vote all shares represented by an executed proxy for the election of the nominees listed below. The Company expects each of the nominees to be able to serve as a director. If a nominee should become unavailable to serve as a director for any reason presently not known or contemplated, the proxy holders will have discretionary authority to vote for a substitute designated by the Board. Nominees receiving a plurality of votes cast at the meeting will be elected as directors. Abstentions and broker non-votes will not be treated as votes cast for or against any particular director and will not affect the outcome of the election.

NOMINEES

    Each of the nominees for Class II director is a current director of the Company, having joined the Board in connection with the Change of Control Transactions. The names of the nominees, along with information on their business experience and background, are set forth below.

BARRY FERTEL               AGE 45    Barry Fertel was appointed as a director of the Company
                                     in May 1998. He has been a partner in the law firm of
   [LOGO]                            Roper, Barandes & Fertel since 1988. His practice is
                                     concentrated in the field of commercial litigation. From
                                     1980 to 1988, Mr. Fertel was an associate and later a
                                     partner of Bell, Kalnick, Klee, Green & Beckman, a New
                                     York City law firm. From 1978 to 1980, he was an
                                     Assistant Attorney General for the State of New York. He
                                     is a graduate of the State University of New York at
                                     Stony Brook and received his law degree from the State
                                     University of New York at Buffalo. Mr. Fertel currently
                                     serves as Vice President of the Board of Education of the
                                     New Rochelle, New York School District.

JON SISKIND                AGE 30    Jon Siskind joined the Company as a Vice President and
                                     director in May 1998. He graduated from the University of
   [LOGO]                            Hartford in 1991, where he received his B.A. in
                                     Economics. He joined RSC in the same year as an account
                                     executive handling the Northeast and Mid West
                                     territories. In 1994, he was appointed National Sales
                                     Manager and given the additional responsibility for
                                     overseeing all sales and distribution. In 1995, he was
                                     appointed as RSC's Vice President of Sales. Jon Siskind
                                     is the son of Richard Siskind.

                           OTHER MEMBERS OF THE BOARD

    In addition to the Class II directors of the Company standing for reelection at the 1999 Annual Meeting, the Board includes three Class I directors. Each of the Class I directors joined the Board in connection with the Change of Control Transactions and is currently serving for a two-year term to expire at the 2000 annual meeting of shareholders. Biographical information for these directors is set forth below.

RICHARD SISKIND            AGE 53    Richard Siskind joined the Company as President, Chief
                                     Executive Officer and a director in May 1998 after
   [LOGO]                            acquiring a controlling interest from three of its
                                     founders. He has been in the apparel business for over 30
                                     years, serving in a variety of roles and positions. By
                                     1977, Mr. Siskind had assumed the position of president
                                     of David Small Industries, Inc. In 1982, he co-founded
                                     Apparel Exchange, Inc., an affiliated company. Both
                                     companies sold off-price men's, women's and children's
                                     apparel and reached sales aggregating over $100 million
                                     by 1989. Mr. Siskind sold both companies in 1989. In
                                     1991, he founded R. Siskind and Company ("RSC"). He is a
                                     director, sole shareholder and chief executive officer of
                                     RSC, which is in the business of purchasing top brand
                                     name men's and women's apparel and accessories, and
                                     redistributing it to a global clientele of upscale
                                     off-price retailers.

ROBERT GREENBERG           AGE 58    Robert Greenberg was appointed as a director of the
                                     Company in May 1998. He founded LA Gear, a publicly held
   [LOGO]                            footwear company noted for making athletic footwear
                                     fashionable. Mr. Greenberg launched his second footwear
                                     venture with his sons in 1992. He is now the Chairman and
                                     CEO of Skechers USA, Inc., which sells casual lifestyle
                                     footwear to major retailers throughout the United States
                                     and in approximately sixty other countries. Since its
                                     inception, Skechers, Inc. has become one of the largest
                                     privately held footwear companies in the United States.

BEVERLY ROSEMAN            AGE 41    Beverly Roseman joined the Company as a Vice President
                                     and director in May 1998. She joined RSC in 1992 as the
   [LOGO]                            Merchandise Manager. In 1995, Mrs. Roseman was appointed
                                     as RSC's Vice President of Buying, Merchandising and
                                     Operations. Mrs. Roseman also oversees the Human
                                     Resources, MIS and Operational divisions of RSC. From
                                     1975 to 1980, Mrs. Roseman worked for R.H. Macy's, first
                                     as trainee and then as a buyer. She was employed from
                                     1980 to 1982 as a buyer for The Broadway Department
                                     Stores in California, from 1982 to 1988 as a buyer for
                                     Marshall's Inc. and from 1988 to 1992 as a Senior Buyer
                                     for T.J. Maxx. Mrs. Roseman is a graduate of Adelphi
                                     University.

                   PROPOSAL 2--APPROVAL OF STOCK OPTION PLAN

GENERAL

    In December 1998, the Board adopted the Stage II Apparel Corp. 1998 Incentive Stock Option Plan (the "1998 Plan"), subject to approval by the shareholders at the Annual Meeting. The Company maintains three prior employee stock option plans adopted since 1994, providing for the grant of options to purchase an aggregate of 2.7 million shares of Common Stock, all of which have been previously granted. See "Executive Compensation--Stock Options. The Board has recommended the 1998 Plan to offer eligible employees an opportunity to acquire or increase their proprietary interests in the Company, adding to their incentive to contribute to its performance and growth.

TERMS OF THE 1998 PLAN

    The 1998 Plan authorizes the grant of options to purchase a aggregate of 1 million shares of Common Stock. Options may be granted under the 1998 Plan either as incentive stock options ("ISOs") or nonqualified stock options ("NSO's") within the meaning of section 422 of the Internal Revenue Code (the "Code"). See "Federal Income Tax Matters" below. Shares covered by the 1998 Plan may be either previously unissued or reacquired shares. Shares that cease to be subject to an option because of its expiration or termination will again be available for the grant of options until termination of the 1998 Plan.

    The 1998 Plan is administered by the Compensation Committee of the Board (the "Committee"). Members of the Committee are not eligible to receive options under the 1998 Plan. The Committee has sole discretion to select optionees, determine the number of shares subject to each grant and prescribe the other terms and conditions of each award, including vesting schedules, which are automatically accelerated in the event of a change in control of the Company (as defined in the 1998 Plan). All officers and other employees of the Company are eligible to receive options under the 1998 Plan, except that any person possessing more than 10% of the outstanding Common Stock may only receive options in the form of NSOs.

    The exercise price of each option granted under the 1998 Plan must be equal to the fair market value of the Common Stock at the time the option is granted. Payment in full of the exercise price must be made upon the exercise of each option either in cash, shares of Common Stock with a fair market value equal to the exercise price or by a combination of cash and shares equal to the exercise price. The proceeds received by the Company upon the exercise of options granted under the 1998 Plan will be used for general corporate purposes.

    Options granted under the 1998 Plan may not be transferred except to the personal representative of a deceased employee. The 1998 Plan provides for a period of three months during which an option, to the extent vested, may be exercised after the termination of an optionee's employment for any reason other than cause, as defined in the 1998 Plan. No options may be granted under the 1998 Plan after December 30, 2008, although the expiration date of previously granted options may extend beyond that date. The maximum term of any option is ten years.

    The number of shares covered by the 1998 Plan and the exercise price of outstanding options are subject to customary antidilution adjustments in the event of any recapitalization or similar change affecting the Common Stock. In the event the Company sells all or substantially all its assets, dissolves, merges or consolidates with another company or is involved in a tender offer for all or a substantial portion of the Common Stock, the Committee may amend all outstanding options to (i) permit their exercise prior to the effective date of the transaction or terminate unexercised options as of that date, (ii) require the forfeiture of all options, provided the Company pays each grantee the excess of the fair market value of the Common Stock on that date over the option exercise price, or (iii) make other provisions that it deems equitable.

    The Board may amend the 1998 Plan without further shareholder action, except for any modifications that would (i) increase the number of covered shares, (ii) extend the maximum option term or the expiration date of the 1998 Plan, (iii) permit grants below the fair market value of the Common Stock on the date of grant or (iv) materially increase the benefits or modify the eligibility requirements under the 1998 Plan. No amendment may adversely affect any then outstanding option without the consent of the optionee.

    During December 1998, the Committee granted 12 employees of the Company options to purchase a total of 607,500 shares of Common Stock under the 1998 Plan at an exercise price of $(13)/16 per share. The grants provide for 50% vesting after one year and the balance after two years in most cases or 100% after one year in the case of three of the smaller grants. The following table provides information about options granted during 1998 under the 1998 Plan to
(i) the Company's five most highly compensated executive officers during 1998,
(ii) all executive officers as a group and (iii) all employees other than executive officers. The dollar value of options listed in the table reflects the difference between the exercise price of the options and the market price of $1 5/8 for the Common Stock on April 26, 1998. The ultimate value of the options may be more or less than the listed amounts.

                             GRANTS UNDER 1998 PLAN

                                                                                    NUMBER
                                                                                   OF SHARES   EXERCISE     DOLLAR
NAME                                                           POSITION             COVERED      PRICE    VALUE (1)
----------------------------------------------------  --------------------------  -----------  ---------  ----------
Richard Siskind.....................................  President and CEO              400,000    $ 13/16   $  325,000
Beverly Roseman.....................................  Vice President                  75,000     13/16        61,000
Jon Siskind.........................................  Vice President                  75,000     13/16        61,000
Leonard Plavin......................................  Chief Financial Officer         15,000     13/16        12,000
All employees other than executive officers (8
  persons)..........................................                                  42,500     13/16        35,000

------------------------

(1) Reflects the difference between the exercise price of the options and the market price of $1 5/8 for the Common Stock on April 26, 1999 and may not reflect the ultimate value of the options when exercised.

FEDERAL INCOME TAX MATTERS

    The following discussion summarizes relevant federal income tax considerations relating to options issued under the 1998 Plan. The summary is based on existing provisions of the Code, and could be affected by future changes in the tax laws.

    An employee receiving an ISO under the 1998 Plan will not be in receipt of taxable income upon the grant of the ISO or upon its timely exercise except under alternative minimum tax rules. Generally, exercise of an ISO will be timely if made during its term and if the optionee remains an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a deceased employee). Upon ultimate sale of the stock received upon exercise, except as noted below, the employee will recognize long term capital gain or loss (if the stock is a capital asset of the employee) equal to the difference between the amount realized upon the sale and the option exercise price. The Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of the underlying stock by the employee.

    For purposes of the alternative minimum tax, an employee exercising an ISO will have alternative minimum taxable income resulting from the exercise. The amount of the alternative minimum taxable income and the tax basis in the shares received upon exercise of an ISO will be determined in the year of exercise unless the shares received upon exercise are sold to an unrelated party in the same tax year. In that event, there will generally be no adverse effect because the alternative minimum taxable income will then be limited to the taxable gain on the sale as determined for regular tax purposes.

    An employee receiving an NSO or electing to sell Common Stock acquired upon the exercise of an ISO prior to the expiration of two years from the grant date of the ISO or within one year from the exercise date (a "disqualified ISO") will not be in receipt of taxable income upon the grant of the NSO or ISO. Upon exercise of the NSO or disqualified ISO, an employee will recognize ordinary income to the extent of the difference between the option exercise price and the fair market value of the stock on the date the option is exercised (the "Compensation Element"). Upon ultimate sale of the stock received upon exercise, the employee will recognize capital gain or loss (if the stock is a capital asset of the employee) equal to the difference between the amount realized upon the sale and the fair market value of the Common Stock on the date of exercise. The Company will be entitled to a federal income tax deduction equal to the Compensation Element upon the exercise of an NSO or disqualified ISO. If an ISO is exercised by a former employee more than three months after his termination of employment, the ISO will be treated as a disqualified ISO for federal income tax purposes.

    If an employee uses previously owned shares of Common Stock to exercise an ISO or NSO, the transaction will generally not be considered to be a taxable disposition of the previously owned shares. However, if the previously owned shares had been acquired upon exercise of a prior tax qualified stock option and the holding period requirement for those tendered shares was not satisfied at the time they were used to exercise the ISO, the use of the tendered shares would cause the ISO to be treaded as a disqualified ISO for federal income tax purposes.

VOTE REQUIRED

    The Board believes the supplemental and flexible noncash incentive compensation provided by the 1998 Plan will be useful in enabling the Company to attract and retain qualified executives and other employees who can make important contributions to the Company and recommends that shareholders vote to approve the adoption of the 1998 Plan. Approval of the 1998 Plan requires the affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the meeting. Abstentions will be treated as shares represented at the meeting and will have the same effect as votes against the proposal. Broker non-votes will not be treated as votes cast for or against the proposal and will not affect the outcome of the proposal to approve the adoption of the 1998 Plan.

                     ADDITIONAL INFORMATION ABOUT THE BOARD

ACTIONS BY THE BOARD IN 1998

    During 1998, the Board took action, either at meetings or by consent, on a total of four occasions. No director attended or participated in fewer than 75% of these meetings or action by consent.

COMMITTEES AND COMMITTEE MEETINGS

    The Board has an Audit Committee and a Compensation Committee. Both committees were comprised of Stephen J. Jelin and Eugene Myers prior to the Change of Control Transactions and are now comprised of Robert Greenberg and Berry Fertel. The Audit Committee is responsible for monitoring and reviewing the financial affairs and financial statements of the Company and performing related internal financial review procedures. The Compensation Committee is responsible for evaluating compensation arrangements for all officers and key employees and for administering the Company's employee benefit plans. During 1998, each of these Committees held two meetings. The Board of Directors has no other standing committees.

BENEFICIAL OWNERSHIP REPORTING

    Based on a review of reporting forms filed with the Securities and Exchange Commission by officers and directors of the Company to disclose changes in their beneficial ownership of the Company's Common Stock, none of the Company's officers or directors failed to file any required reports on a timely basis during 1998.

COMPENSATION OF DIRECTORS

    Prior to the Change of Control Transactions, the outside directors of the Company received directors' fees at the rate of $3,000 per meeting. No fees were paid to the outside directors added to the Board for the balance of 1998 following the Change of Control Transactions.

                             EXECUTIVE COMPENSATION

COMPENSATION OF NAMED EXECUTIVE OFFICERS

    The following table sets forth the total remuneration paid during the last three years to the five most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
NAME AND 1998                                     --------------------------------------  LONG TERM COMPENSATION      ALL OTHER
  PRINCIPAL POSITION                     YEAR       SALARY       BONUS       OTHER(1)      OPTION/SAR AWARDS (#)   COMPENSATION(2)
-------------------------------------  ---------  ----------  -----------  -------------  -----------------------  ----------------

Richard Siskind (3)                         1998  $  131,000          --            --             1,300,000(4)       $       --

Carl Jenkins (3)                            1998     127,000          --            --                    --                  --
  EVP-Production and                        1997     156,000          --            --                    --               2,000
  Foreign Operations                        1996     109,000          --            --                    --               3,000

Ronald Cohen (3)                            1998     108,000          --            --                    --
  Executive VP-                             1997     156,000          --            --                    --
  Operations                                1996     124,000          --            --                    --       -- 3,000 3,000

Jack Clark (3)                              1998      77,000          --            --                    --                  --
  Chairman of                               1997     298,000          --            --                    --               4,000
  the Board                                 1996     345,000          --            --                    --               4,000

Michael Hanrahan (3)                        1998      69,000          --            --                    --                  --
  Chief Financial Officer                   1997      10,000          --            --                    --                  --

------------------------

(1) Perquisites and other benefits did not exceed 10% of any named officer's total annual salary.

(2) Reflects the Company's contribution to the accounts of the named executive officers under its Employee Stock Ownership and Salary Deferral Plan. See "Employee Benefit Plan" below.

(3) Served as an executive officer of the Company for only a portion of 1998.

(4) Excludes the Mirror Options, which are not compensatory. See "Background" and "Stock Options" below.

STOCK OPTIONS

    The Company maintains four stock option plans, comprised of (a) the 1998 Plan, (b) an incentive stock option plan adopted in 1994 (the "1994 Plan" and, collectively, the 1998 Plan, "ISO Plans"), (c) the NSO Plan (collectively with the ISO Plans, the "Plans"), and (d) a nonqualified stock option plan covering the Mirror Options adopted as part of the Change of Control Transactions. See "Background." The 1994 Plan and the 1998 Plan cover 300,000 shares and 1 million shares, respectively, of Common Stock. The NSO plans covers 900,000 shares of Common Stock. See "Employee Benefit Plans--Stock Option Plans" below. The following table sets forth information as of December 31, 1998 on stock options held by the Company's five most highly compensated executive officers in 1998, none of whom exercised any stock options during 1998. The dollar value of options listed in the table reflects the difference between the exercise price of the options and the market price of $1.00 for the Common Stock on December 31, 1998. The ultimate value of the options may be more or less than the listed amounts. The Mirror Options are not compensatory and are not included in the table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                                            VALUE OF
                                                                     SHARES                   NUMBER OF   UNEXERCISED
                                                                    ACQUIRED                 UNEXERCISED  IN-THE-MONEY
                                                                       ON          VALUE     OPTIONS AT    OPTIONS AT
NAME                                                                EXERCISE     REALIZED     YEAR END    YEAR END(1)
-----------------------------------------------------------------  -----------  -----------  -----------  ------------

Richard Siskind..................................................        None          N/A    1,300,000    $  300,000

Carl Jenkins.....................................................        None          N/A           --           N/A

Ronald Cohen.....................................................        None          N/A           --           N/A

Jack Clark.......................................................        None          N/A           --           N/A

Michael Hanrahan.................................................        None          N/A           --           N/A

------------------------

(1) Reflects the difference between the exercise price of the options and the market price of $1.00 for the Common Stock on December 31, 1998 and may not reflect the ultimate value of the options when exercised.

    The following table provides information about options granted during 1998 under the Plans to the Company's five most highly compensated executive officers during 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                        INDIVIDUAL GRANTS                                VALUE
                                   ------------------------------------------------------------    AT ASSUMED ANNUAL
                                     NUMBER OF      % OF TOTAL                                    RATES OF STOCK PRICE
                                    SECURITIES     OPTIONS/SARS     EXERCISE                        APPRECIATION FOR
                                    UNDERLYING      GRANTED TO       OR BASE                         OPTION TERM(1)
                                   OPTIONS/SARS    EMPLOYEES IN       PRICE       EXPIRATION     ----------------------
NAME                                  GRANTED       FISCAL YEAR      ($/SH)          DATE          5% ($)     10% ($)
---------------------------------  -------------  ---------------  -----------  ---------------  ----------  ----------

Richard Siskind..................      900,000(2)           50%     $     3/4     5/2003-5/2005  $  216,000  $  525,000

                                       400,000(3)           22          13/16       12/2008         204,391     516,705

Carl Jenkins.....................        5,000              --            3/4       Expired             N/A         N/A

Ronald Cohen.....................           --             N/A            N/A       Expired             N/A         N/A

Jack Clark.......................           --             N/A            N/A       Expired             N/A         N/A

Michael Hanrahan.................        5,000              --            3/4       Expired             N/A         N/A

------------------------

(1) Based solely on assumed rates of appreciation (5% and 10% per annum) pursuant to rules of the Securities and Exchange Commission. Actual gains, if any, upon exercise of options and sales of the underlying shares of Common Stock will be dependent on future performance and stock market conditions, which may not reflect the potential realizable values shown in the table.

(2) Represents options granted under the NSO Plan during 1998.

(3) Represents options granted under the 1998 Plan during 1998.

EMPLOYEE BENEFIT PLANS

    STOCK OPTION PLANs. The Company maintains the ISO Plans to provide its employees an opportunity to acquire or increase their proprietary interests in the Company, adding to their incentive to contribute to its performance and growth. The terms of the ISO Plans are substantially identical, except for the additional shares of Common Stock covered by the 1998 Plan. The exercise price for options granted under the ISO Plans is fixed by a Compensation Committee of the Board at 100% of the market price of the Common Stock on the date of the grant. Each option granted under the ISO Plans is exercisable for periods of up to ten years from the date of grant, or three months after termination of employment, with certain exceptions. At December 31, 1998, the 1994 Plan was fully granted, and options to purchase a total of 393,500 shares of Common Stock were available for future grants under the 1998 Plan.

    The NSO Plan was adopted as part of the Change of Control Transactions solely to compensate Richard Siskind for accepting a salary as President and CEO of the Company substantially below prevailing market rates. See "Background." Under the NSO Plan, Mr. Siskind received options to purchase a total of 900,000 shares of Common Stock at an exercise price of $.75 per share. The options vest in one-third annual cumulative installments, beginning in May 1999, and expire four years after the vesting date.

    The Mirror Options granted to Mr. Siskind as part of the Change of Control Transactions are not compensatory, since they are intended solely to enable him to maintain his equity position in the Company, without gain or loss, to the extent that the Founders Options granted by him are exercised. See "Background."

    EMPLOYEE STOCK OWNERSHIP AND SALARY DEFERRAL PLAN. Between 1994 and 1997, the Company maintained an Employee Stock Ownership and Salary Deferral Plan (the "Savings Plan"). Under the Savings Plan, for each dollar contributed by electing employees to a retirement savings account from up to 12% of their annual compensation, the Company may contribute up to $.40, subject to certain limitations under Section 401(k) of the Code. The Company's expense for these contributions in 1997 and 1996 $16,000 and $38,000, respectively. The Company terminated the Savings Plan in 1998.

MANAGEMENT AGREEMENT

    As part of the Change of Control Transactions, the Company entered into a Management Agreement with Richard Siskind (the "Management Agreement"), providing for Mr. Siskind to join the Company as President and Chief Executive Officer for a three-year term beginning in May 1998. In accordance with the Management Agreement, Mr. Siskind arranged a new credit facility for the Company, part of which he guaranteed, to provide the Company with adequate financial flexibility at lower costs than the facility in place prior to the Change of Control Transactions. Consistent with his objective of reducing the Company's overhead, Mr. Siskind receives an annual salary of $200,000 for his services under the Management Agreement. In lieu of salary at a market rate, the Management Agreement provides for his receipt of the Mirror Options, the options contemplated by the NSO Plan and any additional options deemed appropriate by the Committee. See "Stock Options" above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the Change of Control Transactions in May 1998, the Compensation Committee of the Board was comprised of Steven Jelin and Eugene Myers (the "Prior Committee"). Since the Change of Control Transactions, the Compensation Committee has been comprised of Messrs. Fertel and Greenberg. Neither one of these directors has ever served as an officer of the Company or any of its subsidiaries or had any related party transactions with the Company during 1998, except that the law firm in which Mr. Fertel is a partner has provided legal services to the Company. See "Certain Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    GENERAL. This Proxy Statement does not include a report by the Prior Committee because the Board's compensation policies were changed substantially as part of the Change of Control Transactions. See "Background." Moreover, during the first four months of 1998, the Company was subject to covenants relating to the Change of Control Transactions (the "Restrictive Covenants") limiting its ability to increase compensation for its executive officers and other employees. In addition, none of the Company's five most highly compensated officers prior to the Change of Control Transactions remained with the Company past October 1998.

    As part of the Change of Control Transactions, the Company entered into an employment agreement with Jack Clark (the "JC Employment Agreement"), providing for the termination of his existing employment agreement and his buy-sell agreement with the Company at the closing of those transactions (the "Closing") and continuation of his employment in a transitional role as Consulting Executive for a term of one year at an annual salary of $100,000. At the Closing, the Company also entered into the Management Agreement with Richard Siskind and obtained the new credit facility arranged by him, as contemplated by the Management Agreement. See "Management Agreement" above. The credit facility, part of which is guaranteed by Mr. Siskind, provides the Company with adequate financial flexibility at lower costs than the facility in place prior to the Change of Control Transactions. In the absence of the Change of Control Transactions or other strategic alternative, the Company could have been expected to experience increasing pressures from its previous factor as a result of its deteriorating financial performance prior to the Closing.

    COMPENSATION POLICY. In connection with the Change of Control Transactions, the Board adopted a business plan developed by Richard Siskind for accelerating the Company's efforts to achieve a return to profitability (the "Mission Statement"). The Mission Statement included the following measures intended to achieve increased product sales and profit margins as well as reductions in overhead as part of this strategy:

    - INCREASING SALES. The new management team added as part of the Change of Control Transactions ("New Management"), headed by Richard Siskind, Beverly Roseman and Jon Siskind, refocused on sales by division or brand name rather than continuing the Company's prior approach in which its sales personnel were responsible for all product lines. This structure, together with a greater emphasis on performance based compensation, was implemented to promote increased sales through a more highly motivated sales staff with a deeper knowledge of each product line and targeted customer base.

    - INCREASING PROFIT MARGINS. An effort was made to increase profit margins on all sales through reductions in manufacturing inefficiencies and greater control of inventories, with a view to lowering the cost of sales and creating faster inventory turn, thereby avoiding unnecessary markdowns.

    - ADMINISTRATIVE EFFICIENCIES. The Company continued the cost cutting efforts undertaken by prior management, but on a more aggressive basis where appropriate, with a minimum objective of bringing overhead costs in line with sales.

    - REDUCTIONS IN FIXED OVERHEAD. New Management prioritized efforts for terminating the Company's prior lease for office and showroom space in Empire State Building and replaced that lease with a sublease for office and showroom space from a company owned by Jon Siskind, generating annual savings to the Company over $330,000. See "Certain Transactions."

    - FINANCIAL CONTROLS. New Management implemented more stringent financial controls with a view to reducing factoring charges and debt levels. The Company also focused more aggressively on collection of accounts receivable and on the management of returns and allowances.

    - MANAGEMENT COSTS AND EFFICIENCIES. The Board prioritized efforts to keep the Company's cost of management below prior ratios as a percentage of sales and increase organizational efficiencies. To achieve these cost cutting goals, the Board increased the use of stock options to offset substantial reductions in salary levels.

    In keeping with the Mission Statement, the Company's executive compensation policy was revamped as part of the Change of Control Transactions to implement below market levels of pay, augmented with equity incentives to attract and retain qualified executives with interests, as co-owners of the Company, identical to those of its unaffiliated shareholders. This policy was implemented through participation in the Plans, including the 1998 Plan. The Board's objective, reflected in recommendations by the Committee, is to integrate these compensation components with the annual and long term performance of the Company as well as the achievements and contributions of the individual executives. In this way, the Committee believes that the Company's new compensation program enables it to balance the relationship between compensation and performance in the best interests of the shareholders.

    SALARY REDUCTIONS. In accordance with the Restrictive Covenants, annual salaries paid to the Company's named executive officers in place prior to the Change of Control Transactions ("Prior Management") was frozen at 1997 levels, with the exception of a $10,000 raise awarded to Michael Hanrahan by Prior Management. In addition, because the salary of Jack Clark, the Chairman of the Board prior to the Change of Control Transactions, had been reduced to $100,000 during September 1997 in view of the Company's weak financial performance, Mr. Clark's 1998 salary was maintained at that level.

    Based on recommendations by the Committee in connection with the Change of Control Transactions, annual salary levels for Carl Jenkins and Ronald Cohen were reduced by $33,000 and $74,000, respectively, following those transactions. In addition, Mr. Clark's salary was maintained at $100,000 for his transitional services in accordance with the JC Employment Agreement.

    Commencing in May 1998, New Management substantially replaced the members of Prior Management, who resigned their positions with the Company between August and October 1998. They were replaced by Richard Siskind as President and CEO, Beverly Roseman and Jon Siskind as Vice Presidents and Leonard Plavin as Chief Financial Officer. Until the Company achieves profitability, each member of New Management other than Richard Siskind agreed to accept options in lieu of any salary, and Richard Siskind accepted a below market salary of $200,000 in accordance with the Management Agreement. See "Management Agreement" above.

    STOCK OPTIONS. As contemplated by the Mission Statement, the Committee recommended that members of New Management receive substantial option grants as the major or sole form of their compensation in 1998. In addition to the Mirror Options, which are not compensatory, Richard Siskind was awarded options to purchase 900,000 shares of Common Stock at an exercise price of $.75 per share under the NSO Plan and options to purchase 400,000 shares of Common Stock at an exercise price of $.8125 per share under the 1998 Plan See "Background." The other members of New Management received option grants under the 1998 Plan, as listed in the table on page 5 of this Proxy Statement and, in the case of both Beverly Roseman and Jon Siskind, options to purchase 150,000 shares of Common Stock at an exercise price of $.625 per share under the 1994 Plan. See "Stock Options" above.

    CONCLUSION. The Committee believes that the executive compensation policies implemented through its recommendations serve the interest of the Company's shareholders and the long range goals of the Company.

THIS REPORT HAS BEEN APPROVED BY THE
FOLLOWING                                     Barry
MEMBERS OF THE COMPENSATION COMMITTEE:        Fertel       Robert Greenberg

PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the Company's cumulative total shareholder return with the cumulative return (assuming reinvestment of dividends) of (i) the Russell 2,000 Index and (ii) an Apparel Index group as published by Value Line. Inc.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

       Stage II Apparel Corp, Russell 2000 Index And Value Line Apparel Index
                     (Performance Results Through 12/31/98)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           STAGE II APPAREL CORP.  RUSSELL 200 INDEX   APPAREL

1993                      $100.00            $100.00    $100.00

1994                       $85.01             $98.02    $110.17

1995                       $61.82            $126.80    $120.83

1996                       $41.22            $146.59    $165.49

1997                       $18.06            $179.13    $193.05

1998                       $20.64            $174.23    $238.83

Assumes $100 invested at the close of trading 12/93 in Stage II Apparel Corp common stock, Russell 2000 Index, and Apparel.

* Cumulative total return assumes reinvestment of dividends.

                                                        Source: Value Line, Inc.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information on the beneficial ownership of the Common Stock as of March 31, 1999 by (i)) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) the Company's five most highly compensated executive officers during its last fiscal year, (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group.

                                                                    COMMON STOCK
                                                ADDRESS OF          BENEFICIALLY    PERCENTAGE
5% SHAREHOLDERS                            5% BENEFICIAL OWNERS        OWNED         OF CLASS
---------------------------------------  ------------------------  --------------  -------------
Richard Siskind                          1385 Broadway                 2,340,260(1)        55.7%
                                         New York, NY 10018

NAMED EXECUTIVE OFFICERS AND DIRECTORS

Richard Siskind......................................................   2,340,260(1)        55.7%
Carl Jenkins(2)......................................................          --            --
Ronald Cohen(2)......................................................          --            --
Jack Clark(2)........................................................      89,479           2.3
Michael Hanrahan(2)..................................................          --            --
Barry Fertel.........................................................          --            --
Robert Greenberg.....................................................     190,000           4.9
All officers and directors
  as a group (10 persons)............................................   2,619,739(6)        67.1

------------------------

(1) Excludes 900,000 shares issuable under the NSO Plan at an exercise price of $.75 per share and vesting in one-third cumulative annual installments commencing in May 1999, (b) 400,000 shares issuable under the 1998 Plan at an exercise price of $.8125 per share and vesting 50% in December 1999 and the balance in December 2000 or (c) a total of up to 1,500,000 shares issuable upon exercise of the Mirror Options at exercise prices ranging from $.50 to $1.50 per share, exercisable only to the extent that the Founders Options granted by him in the Change of Control Transactions for the same number of shares are exercised by the holders of the Founders Options. See "Background."

(2) A member of Prior Management.

(3) Excludes a total of (a) 1,765,000 shares subject to unvested stock options and (b) up to 1,500,000 shares issuable upon exercise of the Mirror Options.

                              CERTAIN TRANSACTIONS

    During 1998, RSC, a company controlled by Richard Siskind, the President, Chief Executive Officer and a director and principal shareholder of the Company, opened letters of credit of approximately $2.1 million for the purchase of merchandise by the Company. During the year, certain employees of the RSC also performed services for the Company at no charge, and the Company shared certain office and warehouse space of RSC at no charge. At December 31, 1998, the Company was indebted to RSC in the amount of $26,000.

    In 1998, after obtaining the cancellation of its prior office and showroom lease at the Empire State Building, the Company entered into a sublease for showroom and office space at 1385 Broadway in New York City with a company owned by Jon Siskind, an officer and director of the Company and the son of Richard Siskind. Rent expense charged to operations for the sublease during the portion of 1998 that the Company occupied the new space was approximately $12,000, representing a pass-through of rent under the primary lease.

    It is the Company's policy to structure any transactions with related parties only on terms that are no less favorable to the Company than could be obtained on an arm's length basis from unrelated parties.

                            SOLICITATION OF PROXIES

    The cost of solicitation of proxies will be borne by the Company. Proxy cards and materials will also be distributed to beneficial owners of the Company's Common Stock through brokers, custodians and other nominees who will be reimbursed by the Company for their charges and expenses.

                           PROPOSALS BY SHAREHOLDERS

    Any proposal that a shareholder wishes to present for consideration at the 2000 annual meeting must be received by the Company at its principal executive offices no later than December 31, 1999. This date will provide sufficient time for consideration of the proposal for inclusion in the 1999 proxy materials.

                                          By Order of the Board of Directors
                                          RICHARD SISKIND
                                          President and Chief Executive Officer

New York, New York
April 29, 1999

                               FORM OF PROXY CARD


FRONT:


--------------------------------------------------------------------------------

                             STAGE II APPAREL CORP.
          (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
    STAGE II APPAREL CORP.--PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS AT
9:00 A.M., MAY 27, 1999, AT 111 WEST 40TH STREET, 12TH FLOOR, NEW YORK, NEW YORK

      The undersigned hereby appoints Leonard Plavin and Beverly Roseman, and each of them, with full power of substitution, as Proxies to vote the Common Stock of the undersigned at the aforementioned Annual Meeting, and any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, as follows:

      1. ELECTION OF DIRECTORS -- for the terms set forth in the Proxy Statement. The nominees are:

            (1) Barry Fertel            (2) Jon Siskind
            / / FOR ALL NOMINEES            / / AGAINST ALL NOMINEES
            / / FOR ALL NOMINEES, except the following
                                                      --------------------------
      2. APPROVAL OF STOCK OPTION PLAN
            / / FOR                / / AGAINST          / / ABSTAIN
      3. In their discretion, the Proxies are authorized to vote upon such matters as may properly come before the Annual Meeting.

      This Proxy will be voted as specified. If no specification is made, it will be voted FOR Proposals 1 and 2, and at the discretion of the Proxies on any other business.
--------------------------------------------------------------------------------








BACK:


--------------------------------------------------------------------------------


     Any Proxy heretofore given by the undersigned with respect to such stock is hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.
Do you plan to attend the Meeting?     / /  Yes          / /  No

                                             Please mark, sign, date and return
                                             the Proxy Card promptly using the
                                             enclosed envelope.

                                             DATED:                      , 1999
                                                   ----------------------

                                             -----------------------------------

                                             -----------------------------------

                                             (Joint owners must EACH sign.
                                             Please sign EXACTLY as your name(s)
                                             appear(s) on the card. When signing
                                             as attorney, trustee, executor,
                                             administrator, guardian or
                                             corporate officer, please give your
                                             FULL title.)



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